Exhibit 3.2

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST

OF

WISDOMTREE DIGITAL TRUST II

THIS Certificate of Amendment to the Certificate of Trust of WisdomTree Digital Trust II (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”) pursuant to § 3810(b) of the Act.

1. Name. The name of the statutory trust amended hereby is WisdomTree Digital Trust II.

2. Amendment to Certificate of Trust. The Trust’s Certificate of Trust is hereby amended by changing the name of the Trust to WISDOMTREE ETHEREUM TRUST.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 13th day of May, 2021.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee of the Trust

By:	/s/ Gregory Daniels

Name:	Gregory Daniels
Title:	Assistant Vice President